August 29, 2014

John Tortora
Chief Operating Officer
San Jose Sharks
SAP Center at San Jose
525 West Santa Clara Street
San Jose, CA 95113

Mr. Ted Griggs
President
Comcast SportsNet Bay Area and
Comcast SportsNet California
360 3rd Street #2
San Francisco, CA 94107

Re: San Jose Sharks/Comcast SportsNet ~~Bay Area~~ California/Guitammer:
<u>Letter Agreement Regarding Technology Initiative</u>

Gentlemen:

It has been a pleasure working with you and your respective colleagues as we collectively move forward to further develop and integrate Guitammer's patented haptic-tactile enabling technology (generally known as "4D Sports powered by ButtKicker") into the SAP Center at San Jose (the "Arena") and into CSNCA's telecasts of San Jose Sharks games. Your leadership and support has been invaluable, and we are grateful for it. This initiative has progressed significantly and quickly since our initial meeting at the arena on January 30, and much of that is due to the skill, support and assistance provided by you and by your teams of experts. We continue to be excited about the application of this technology to all forms of Sharks content, and see it as a unique and valuable way for you to more deeply connect with the team's fans and CSNCA's viewers, delivering an enhanced game experience both to folks at home and those in the arena. The technology helps you increase your respective fan and viewership bases, while at the same time creating new revenue streams for the Sharks and for CSNCA.

To date, our collective efforts have clearly established the technological feasibility of the capture, encoding, decoding and delivery to a remote location of tactile events that occur during Sharks games. Most importantly and impressively, that includes the delivery of those tactile effects to people at home watching Sharks telecasts on CSNCA. With those benchmarks established, we believe that the logical next step in the process, as we collectively move forward together as partners in this initiative, is to create this letter agreement that generally outlines the expectations, deliverables, roles and responsibilities of our three entities in the weeks and months ahead. With this letter agreement in place, we believe that the initiative will continue to advance as efficiently and effectively as possible, and all parties will be able to realize the benefits and value that they desire.

1. <u>Parties to the Agreement; Purpose</u>. The parties to this letter agreement are the San Jose Sharks ("Sharks"), Comcast SportsNet California, LLC ("CSNCA"), and The Guitammer Company ("Guitammer"). All parties acknowledge that Guitammer owns the intellectual property to an existing low frequency audio transducer technology (the "Technology"), and is the manufacturer of a commercial product utilizing that Technology

marketed under the registered trademark of "ButtKicker®" as well as the "Silent Subwoofer" brand.

All parties further acknowledge that Guitammer owns the intellectual property to the broadcast technology covered under patent #7,911,328 B2, "Method and System for Replicating the Vibration and Movement of Solid and Physical Objects During a Live Event, whether Broadcast Live or Tape Delayed and Reproducing the Vibration and Movement Using a Mechanical Device or Devices Attached to a Physical Object Which a Viewer is in Physical Contact With in a Different Location", and that the Technology is commonly and often referred to by the registered trademark, "ButtKicker Live!®", as well as commonly and often referred to by the names "4D" and/or "4D Sports".

In addition, all parties acknowledge that the Sharks are a member team of the National Hockey League ("NHL"). The Sharks compete in pre-season, regular-season, and (if the Sharks qualify) in post-season playoff NHL games (collectively, the "Games"), and certain Games are currently televised on CSNCA ("CSNCA Telecasts"). It is the purpose of this letter agreement ("Agreement") to outline the principal terms and conditions under which the Sharks, CSNCA, and Guitammer will work together to (i) integrate the Technology into the Arena for all Sharks home games played at the Arena during the Term, and (ii) integrate the Technology into the telecast of all Sharks home games that are CSNCA Telecasts during the Term.

2. Term. The term of this Agreement ("Term") shall be for a period of one (1) NHL Season, beginning on September 1, 2014 and ending on the later of June 15, 2015 or the conclusion of the 2015 NHL Stanley Cup Playoffs.

3. Responsibilities of Parties.

a. Guitammer. In furtherance of the purposes set forth in Section 1, above, during the Term Guitammer will provide (at Guitammer's cost) all technical resources, equipment and materials to (i) install tactile capture devices in the dasher boards, (ii) if approval is granted by the Sharks and/or the NHL, to install tactile capture devices on one or more Sharks players or players on visiting NHL teams, (iii) install all necessary ancillary equipment (such as "ButtKicker®" units in locations mutually agreed upon between the Sharks and Guitammer) in the Arena, (iv) provide a T1 (tactile sub mixer) to work with CSNCA's production team on CSNCA Telecasts, and (v) work together with the Sharks to facilitate the integration of the Technology into such NHL- and/or Sharks-post-produced media (such as DVDs and video games) as are mutually agreed to between the Sharks and Guitammer, and subject to NHL approval ("Post-Produced Media").

Guitammer will grant a non-exclusive license to the Sharks and to CSNCA specifically and solely for the limited purpose of using the Technology as outlined in this Agreement

b. Sharks. In furtherance of the purposes set forth in Section 1, above, and without cost to Guitammer, during the Term the Sharks will be responsible for (i) providing full and necessary access to Guitammer and its appropriate and authorized personnel, within the Arena at all Games, (ii) supporting CSNCA's incorporation of the Technology into the CSNCA Telecasts, (iii) making commercially reasonable efforts to facilitate and arrange the incorporation of the Technology into the telecasts of any other Games that are not CSNCA telecasts (but are otherwise approved for use of this technology by CSNCA and the Sharks which approval will not be unreasonably withheld), and into the Post-Produced Media, (iii) providing an appropriate location or locations within the Arena for Guitammer's T1, (iv) permitting Guitammer's installation of "ButtKicker®" units in

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mutually agreeable locations in suites or seats within the Arena, (v) providing an appropriate space in the Arena (such as in a concourse) for the promotion of the Technology, and (vi) providing the marketing support set forth in Section 4, below.

c. CSNCA. In furtherance of the purposes set forth in Section 1, above, and without cost to Guitammer, during the Term, CSNCA will be responsible for (i) providing full and necessary access to Guitammer and its appropriate and authorized personnel, within the telecast production areas at the Arena at all Games that are CSNCA Telecasts, (ii) facilitating and arranging the incorporation of the Technology into the CSNCA Telecasts, including connectivity to all applicable CSNCA facilities, (iii) providing necessary production support and guidance to Guitammer, (iv) making commercially reasonable efforts to introduce Guitammer to distributors with whom CSNCA has an existing business relationship and facilitate the integration of the technology into CSNCA's telecasts of San Jose Sharks games, with the understanding that CSNCA does not warrant that any distribution entity or affiliate, including, but not limited to, Comcast Cable or Xfinity, will meet with or attempt to engage in a business relationship with Guitammer, and (v) providing the marketing support set forth in Section 4, below.

4. Marketing and Promotional Activities. Throughout the Term, all parties will make reasonable efforts at each Sharks home game to promote the existence of the relationship among Guitammer, the Sharks and CSNCA and the applications of the Technology described herein in a manner as mutually agreed by the Parties. The parties agree that they shall discuss and negotiate in good faith the specifics of these marketing and promotional activities, with the intent that the details be contained in the contract described in Section 9, below. Such efforts would include:

- one (1) mention of the Technology in each home game telecast (along with a lower-third graphic incorporating Guitammer's designated website address).
- one (1) camera shot and announcer acknowledgement of fans enjoying Buttkicker Technology at the Arena during a minimum of ten (10) Sharks home game telecasts, and
- at least one (1) one minute thirty second (1:30) feature aired in the Shark Byte television program or comparable Sharks programming
- jointly-issued press release about the availability of the Technology for use during Sharks telecasts, including Guitammer branding and quotes from appropriate officers at the Sharks and CSNCA.
- commercially reasonable efforts to pitch stories incorporating the Technology to local media In furtherance of the marketing and promotional efforts described in this Section 4, all parties hereto agree that they will be able to use each other's logos and trademarks, subject to NHL rules and regulations and with prior written approval from the other party, such approval not to be unreasonably withheld.

5. Revenue Sharing. Both CSNCA and the Sharks view the incorporation of the Technology into the Broadcasts pursuant to this Agreement as a "trial" with respect to its ability to generate revenue in the future. CSNCA and the Sharks will make reasonable efforts to enable telecasts incorporating the Technology to generate revenue, but neither party makes any representation or warranty that any party will generate revenue during the Term hereof. Unless otherwise agreed to by the parties in writing, the parties will split equally any revenue (net of Guitammer's direct expenses related to the obligations set forth in Section 3a) generated from fees directly related to the use of the Technology by viewers, including the following:

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While we recognize that there will be detailed discussions to follow regarding certain specific amounts and percentages to be included in the formal contract, we believe that this provides a basis for moving forward together in good faith to further activate the relationship among us. If you agree, please confirm by your countersignature in the indicated place below that the foregoing accurately represents the understanding and agreement among us.

Sincerely,

THE GUITAMMER COMPANY

By: ______________________

Print Name: ______________________

Title: ______________________

SAN JOSE SHARKS

By: ______________________

Print Name: John Tortora

Title: Chief Operating Officer

CSNCA BAY AREA

By: ______________________

Print Name: ______________________

Title: PRESIDENT / GM